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                                                                   EXHIBIT 16.1


March 6, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

     We have read the statements under the caption "Experts" relating to the change in accountants included in this registration statement on Form S-4 of Alrenco, Inc. as filed on March 6, 1998, and are in agreement with the statements contained therein.


Very truly yours,

GRANT THORNTON LLP